As filed with the Securities and Exchange Commission on November 10, 2003.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

MARLIN BUSINESS SERVICES CORP.

(Exact name of Registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	38-3686388 (IRS Employer Identification No.)

124 Gaither Drive
Mount Laurel, New Jersey 08054
(888) 479-9111
(Address, including zip code, of Principal Executive Offices)

MARLIN BUSINESS SERVICES CORP.
2003 EMPLOYEE STOCK PURCHASE PLAN
and
MARLIN BUSINESS SERVICES CORP.
2003 EQUITY COMPENSATION PLAN
(Full Title of the Plan)

George D. Pelose
Senior Vice President and General Counsel
124 Gaither Drive
Mount Laurel, New Jersey 08054
(888) 479-9111
(Name, address and telephone number,
including area code, of agent for service)

Copy to:

James W. McKenzie, Jr., Esq.
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
(215) 963-5000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Number of` shares to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (4)	Amount of registration fee (5)

Common Stock,	2,100,000 (2)	$15.00(4)	$34,500,000.00	$2792.00
par value $.01 per share	200,000 (3)

	Total: 2,300,000

(1)	This registration statement covers shares of Common Stock of Marlin Business Services Corp. which may be offered or sold pursuant to the 2003 Equity Compensation Plan and the 2003 Employee Stock Purchase Plan. Pursuant to Rule 457(h)(2), no separate registration fee is required with respect to the interests in the plans. This registration statement also relates to an indeterminate number of shares of Common Stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)	Represents shares of Common Stock of Marlin Business Services Corp. which may be offered or sold pursuant to the 2003 Equity Compensation Plan.

(3)	Represents shares of Common Stock of Marlin Business Services Corp. which may be offered or sold pursuant to the 2003 Employee Stock Purchase Plan.

(4)	With respect to awards that have previously been issued under the 2003 Equity Compensation Plan, the actual offering price has been used to compute the maximum offering price pursuant to Rule 457(h)(1). For the remaining shares of Common Stock of Marlin Business Services Corp. issuable under the 2003 Equity Compensation Plan and the 2003 Employee Stock Purchase Plan, information regarding fluctuating market prices under Rule 457(c) was unavailable at the date of filing of this Registration Statement as the shares were not yet publicly traded. Therefore, the maximum offering price for these shares is based on a bona fide estimate ($15.00) pursuant to Rule 457(a).

(5)	Calculated pursuant to Section 6(b) as follows: proposed maximum aggregate offering price multiplied by $.00008090.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Marlin Business Services Corp. (the “Company”) with the Commission are incorporated by reference into this Registration Statement:

     (1) The prospectus dated November 7, 2003 as part of the Company’s registration statement on Form S-1 Registration No. 333-108530.

     (2) The description of the Company’s common shares of beneficial interest, par value $.01 per share, contained in the Company’s Registration Statement on Form 8-A filed with the Commission on October 28, 2003 to register such securities under the Exchange Act.

     All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Experts

     The consolidated financial statements of Marlin Leasing Corporation and Subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Item 4. Description of Securities.

     Not Applicable

Item 5. Interests of Named Experts and Counsel.

     Not Applicable

Item 6. Indemnification of Trustees and Officers.

     Section 1741 of the Pennsylvania Business Corporation Law provides the power to indemnify any officer or director acting in his capacity as a Company representative who was, is or is threatened to be made a party to any action or proceeding for expenses, judgments, penalties, fines and amounts paid in settlement in connection with such action or proceeding. The indemnity provisions apply whether the action was instituted by a third party or arose by or in our right. Generally, the only limitation on the Company’s ability to indemnify the Company’s officers and directors is if the act violates a criminal statute or if the act or failure to act is finally determined by a court to have constituted willful misconduct or recklessness. The Company’s bylaws provide a right of indemnification to the full extent permitted by law for expenses, attorney’s fees, damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by any director or officer whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in our right by reason of the fact that such director or officer is or was serving as our director, officer or employee or, at our request, as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, unless the act or failure to act giving rise to the claim for indemnification is finally determined by a court to have constituted willful misconduct or recklessness. The Company’s bylaws provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification. The Company’s bylaws authorize us to take steps to ensure that all persons entitled to the indemnification are properly indemnified, including, if the board of directors so determines, purchasing and maintaining insurance.

Limitation of Liability

     The Company’s articles of incorporation provide that none of our directors shall be personally liable to us or our shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability: for any breach of such person’s duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; for the payment of unlawful dividends and certain other actions prohibited by Pennsylvania corporate law; and, for any transaction resulting in receipt by such person of an improper personal benefit. The Company maintains directors’ and officers’ liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

Item 7. Exemption from Registration Claimed.

     Not Applicable

Item 8. Exhibits.

Exhibit	Description

4.1	2003 Employee Stock Purchase Plan of the Registrant (filed as Exhibit 10.2 to the Registration Statement on Form S-1 (File No. 333-108530) as filed with the Commission on October 14, 2003, incorporated herein by reference.

4.2	2003 Equity Compensation Plan of the Registrant (filed as Exhibit 10.1 to the Registration Statement on Form S-1 (File No. 333-108530) as filed with the Commission on October 14, 2003, incorporated herein by reference.

5.1	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) to reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the township of Mt. Laurel, State of New Jersey on November 10, 2003.

MARLIN BUSINESS SERVICES CORP

By:	/s/ Daniel P. Dyer

Daniel P. Dyer
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel P. Dyer Daniel P. Dyer	Chairman and Chief Executive Officer (Principal Executive Officer)	November 10, 2003

/s/ Bruce E. Sickel Bruce E. Sickel	Chief Financial Officer (Principal Financial & Accounting Officer	November 10, 2003

/s/ Gary R. Shivers Gary R. Shivers	President and Director	November 10, 2003

/s/ Lawrence J. DeAngelo Lawrence J. DeAngelo	Director	November 10, 2003

Signature	Title	Date

/s/ Kevin J. McGinty Kevin J. McGinty	Director	November 10, 2003

/s/ James W. Wert James W. Wert	Director	November 10, 2003

/s/ Loyal W. Wilson Loyal W. Wilson	Director	November 10, 2003

MARLIN BUSINESS SERVICES CORP.

INDEX TO EXHIBITS

Exhibit Number	Document

5.1	Opinion of Morgan, Lewis & Bockius LLP

23.1	Consent of KPMG LLP

23.2	Consent of Morgan, Lewis & Bockius LLP (included with Exhibit 5.1)